UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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Porch Group, Inc.

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TO OUR STOCKHOLDERS:

■ ■ ■ , unmanaged, and difficult for the homeowner. We believe it can and will be simplified. we believe will help transform this industry over the next decade.

The Porch Group team is proud of our first full year as a public company. We made meaningful progress on our growth strategy while delivering strong financial results and building the foundation to scale the company in the coming years.

Underlying our vision of “moving and improving and everything in between” are our three beliefs:

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Monetizing software will continue to evolve from license fee to SaaS and now to SaaS + transactions, generating more revenue per customer and advantaged unit economics, allowing for more rapid growth. We believe we can generate significantly more revenue and have happier customers by monetizing software with both SaaS fees from companies and transaction revenue while making the move easier for their consumers.
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Winners within the homeowners’ insurance industry will be determined based on access to lower-cost customer acquisition channels and improved policy underwriting based on unique data, both of which serve to improve the value proposition for the homeowner.
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Moving and homeownership are highly manual, unmanaged, and difficult for the homeowner. We believe it can and will be simplified.

The Porch Group team is in the process of building a large-scale, multi-service software organization that we believe will help transform this industry over the next decade.

Matt Ehrlichman Chairman, Founder, and Chief Executive Officer Love your home. For moving and improving and everything in between.

2021: Building the Foundation

When I wrote to you last year, we were providing software and services to approximately 14,000 companies. As of the end of 2021, we have more than 24,000 home inspectors, mortgage companies, loan officers, and other home service companies and surpassed a million monetized services with consumers. I credit our incredible Porch Group team for this and many other accomplishments.

In 2021, we solidified our position as a leading software provider to home inspectors and moving companies while adding mortgage, title, and roofing services to our portfolio. We continue to develop and grow access to consumers through our new and existing relationships, identify key touchpoints with consumers during the home journey, and ultimately provide our customers with a differentiated experience that helps streamline the home buying and moving process.

We improved our capabilities in offering full digital quotes nationwide across insurance, full-service moving, TV/Internet and more. We also introduced Porch’s own insurance and warranty products and continued to expand into new geographies. Our 2021 momentum will continue into 2022 as we embed insurance into our mortgage application software, engage more consumers via the Porch app, integrate home warranty and maintenance services with insurance, and utilize our proprietary data to enhance our insurance and warranty pricing capabilities.

Other noteworthy 2021 accomplishments to highlight:

■	Announced the acquisition of Floify, a leading SaaS provider for mortgage companies and loan officers.
■	Acquired Homeowners of America, a property and casualty insurance writer and continued its nationwide expansion plan, now operating in 17 states.
■	Acquired Rynoh and began offering SaaS products in the title space.
■	Launched nationwide inspection pop-up conferences for home inspectors on our Inspection Fuel Tour.
■	Announced the addition of a new Pay-At-Close module to its suite of software solutions provided to home inspection companies through its inspection software business, Inspection Support Network.
■	Launched the offering of full digital quotes nationwide across insurance, local moving labor, full-service moving, TV/Internet and more.
■	Provided protection products to more than 300,000 policyholders through our insurance agent, carrier and warranty operations and are integrating home warranty and maintenance services to create a complete home protection plan.
■	Began offering brands differentiated marketing to movers with the acquisition of V12.

In 2021, our Board of Directors continued to demonstrate its commitment to principles of good corporate governance. Consistent with the principles of prudent risk management and decision-making, which contributes to shareholder value, the Board established a Lead Independent Director role and appointed a Lead Director in early 2021. And this year, the Board has proposed a sunsetting of our classified board structure as described in the attached Proxy Statement. Our Board is also deeply committed to our values and success, comprised of talented individuals with diverse perspectives, backgrounds, experiences, and strengths that, when combined, provide substantial guidance and leadership to our management team and organization at large.

2022 and Beyond: Executing on Our Vision

We expect the next few years to be transformative.

In early 2022, we held our first annual “Porch Steps” company-wide leadership event. Porch Group leaders from across our organization came together to share best practices, enhance connectivity and further our plans to execute against our strategy. After spending several days in person with these 85 leaders, I am even more certain the Porch Group team is a high-quality group of professionals who are deeply committed to our values and long-term success. As we continue to grow in 2022 and beyond, we will add to our team with those who share these values and commitment to our vision.

We expect to leverage the advantages we have created within our platform to continue to grow our vertical software and high-margin, capital-light insurance business throughout the year. We believe that consumers can benefit from a protection products package that makes the home simpler and less stressful. Thus, we are developing combined insurance, warranty and maintenance offerings to fully protect homes and enhancing our value to our consumers.

We aim to make the home loan and insurance process more integrated and ultimately smoother for the borrower. We plan to do this by embedding insurance quotes from our own and third-party insurance carriers into the home loan application and closing workflow for borrowers working with our loan officer B2B clients. This benefits both the loan officer and the borrower. Refining our insurance underwriting models with our proprietary data will help us offer pricing commensurate with the risk underwritten.

We will continue rigorously evaluating our strong performance to find areas of focus for our continuous improvement approach. After significant M&A in 2021, we are eager to realize the benefits of leveraging proprietary data across the Porch Group ecosystem, increasing our access to consumers, improving conversion rates and the number of services sold. To achieve this, we continue to make it easier for consumers to purchase services through our digital tools for more services.

We expect incremental M&A transactions to be limited in 2022, given a higher short-term cost of capital and our unwillingness to use equity anywhere near current valuation levels. Our acquisition strategy requires ongoing enhancements to our financial reporting processes and systems that automate our corporate reporting work as our businesses continue to scale in size and scope. Having fewer deals in 2022 will allow our teams to be focused on completing integrations and ensure our business is able to grow rapidly with strong controls in the many years ahead.

As we look ahead further into 2023 and beyond, we plan to consolidate our consumer-facing businesses under a common Porch Group brand, which we anticipate will increase awareness of our offerings and our value to homeowners. It is going to be an incredible set of years ahead.

Thank You for Your Support

It has been an eventful year of execution and improvement for Porch Group. We could not have done it without the support of our employees, customers, partners, consumers, and stockholders, and we thank you for your belief in us and your continued support.

While the stock market provides little indication of intrinsic value in the short term, as we invest in our people, products and systems and continue to build and improve our business, our value should fairly represent our results over the long term. We are very excited by the prospects for our company.

Our annual stockholder meeting will be held at 9:00 a.m. Pacific Time on June 8, 2022. To be admitted to the Annual Meeting, visit http://www.virtualshareholdermeeting.com/PRCH2022. You may log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form.

If you have any questions or would like to get in touch regarding anything mentioned in this letter, you may reach us at IR@porch.com.

Onward,

Matt Ehrlichman

Chairman, Founder, and Chief Executive Officer

Porch Group

April 26, 2022